Filed pursuant to Rule 433
Registration No. 333-113855

January 5, 2006

Fortune Brands, Inc.

Pricing Term Sheet

Issuer:	Fortune Brands, Inc.

Size:	$750,000,000 5 1/8% Notes due January 15, 2011 (2011 Notes)
$950,000,000 5 3/8% Notes due January 15, 2016 (2016 Notes)
$300,000,000 5 7/8% Notes due January 15, 2036 (2036 Notes)

Price:	99.886% of face amount (2011 Notes)
99.640% of face amount (2016 Notes)
96.338% of face amount (2036 Notes)

Gross Spread:	0.600% (2011 Notes)
0.650% (2016 Notes)
0.875% (2036 Notes)

Net Proceeds (after expenses):	$744,120,000 (2011 Notes)
$939,740,000 (2016 Notes)
$292,179,000 (2036 Notes)

Yield to Maturity:	5.151% (2011 Notes)
5.422% (2016 Notes)
5.995% (2036 Notes)

Spread to Benchmark Treasury:	+87 bp (2011 Notes)
+107 bp (2016 Notes)
+145 bp (2036 Notes)

Benchmark Treasury:	5-Year 4 3/8% Notes due December 15, 2010 (2011 Notes)
10-Year 4 1/2% Notes due November 15, 2015 (2016 Notes)
30-Year 5 3/8% Bonds due February 15, 2031 (2036 Notes)

Benchmark Treasury Yield:	4.281% (2011 Notes)
4.352% (2016 Notes)
4.545% (2036 Notes)

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2006.

Optional Redemption Provisions:
Make-whole call:	At any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed, or (ii) the sum of the present values of the remaining scheduled payments of principal and interest (including interest accrued and unpaid to the date of redemption) on the Notes to be redeemed discounted to the date of redemption on a semiannual basis at the then applicable treasury rate (as defined in the prospectus supplement for the Debt Securities), plus:

15 basis points (2011 Notes)

20 basis points (2016 Notes)

25 basis points (2036 Notes)

Settlement:	T+5; January 12, 2006

CUSIP:	349631AM3 (2011 Notes)
349631AL5 (2016 Notes)
349631AN1 (2036 Notes)

Ratings:	Baa2 (stable) by Moody’s Investors Service, Inc.;

BBB (stable) by Standard & Poor’s Ratings Services; and

BBB+ (stable) by Fitch Investor Services

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 888-227-2275 x2663, or Credit Suisse First Boston LLC at 1-800-221-1037.